Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-39528, 333-45682, 333-60794, 333-83844, 333-104771, 333-112324, 333-122845, and 333-131700) of our reports dated February 6, 2007, with respect to the consolidated financial statements of Silicon Laboratories Inc., Silicon Laboratories Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Silicon Laboratories Inc. included in the Annual Report (Form 10-K) for the year ended December 30, 2006.

/s/ ERNST & YOUNG LLP

Austin, Texas

February 6, 2007